Exhibit 10.1

FRAMEWORK AGREEMENT
BETWEEN
CLEARONE, INC.
AND
DIALCOM NETWORKS S.L.

DECEMBER 20, 2013

FRAMEWORK AGREEMENT
THIS FRAMEWORK AGREEMENT (this “Agreement”) is entered into on December [20], 2013, by and between ClearOne, Inc., a corporation registered in the State of Utah, United States, represented by Zeyneb Hakimoglu acting as empowered attorney, (the “Purchaser”), and Dialcom Networks S.L., a Spanish private limited company, registered with the Zaragoza Trade registry under page Z-30936, and represented by Enrique Domínguez García acting as empowered attorney (the “Seller”). Purchaser and Seller are referred to collectively herein as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, Seller is engaged in the research, development, manufacture, sale and distribution of certain custom enterprise group video collaboration and conferencing systems through an enterprise class software as a service platform, branded under the name “Spontania” or “Webcall” (the “Spontania Business”);
WHEREAS, Purchaser desires to purchase, and Seller desires to sell, the Spontania Business on the terms and conditions set forth herein;
WHEREAS, to provide for the sale and transfer of the Spontania Business from Seller to Purchaser, Seller will spin off the Spontania Business (the “Spin-Off Transaction”) by depositing a spin-off project (“proyecto de segregación” or “Spin-Off Project), and later passing the necessary Public Deed to be presented to the Zaragoza Trade Registry (the “Registry”), which transaction shall consist of the following steps: (a) a new Spanish Sociedad Limitada, preferably called “ClearOne Iberia”, “ClearOne Spain” “ClearOne España” or any other name suggested by the Purchaser (“Newco”), will be organized by Seller; (b) Seller will transfer, as part of the spin-off procedure, the Spontania Assets to Newco, and Newco will assume the Assumed Spontania Liabilities, and none others, in consideration of the issuance of the Shares by Newco to Seller; and (c) Newco shall maintain those Seller Employees agreed to by the Parties and that accept such employment, all on the terms and conditions set forth in Section 2.2;
WHEREAS, contingent on the Spin-Off Transaction being approved by the Registry and completed, and subject to the other terms and conditions of this Agreement, Purchaser will acquire all of the issued and outstanding Shares of Newco from Seller (the “Acquisition Transaction”); and
WHEREAS, the Spin-Off Transaction is being completed in part because the Company will continue to exist and will own other assets, including the Orion/Brandtalk Assets, which it intends to sell or otherwise cause to be transferred to a third party purchaser in a separate transaction (the “Orion/Brandtalk Transaction”).

Now, therefore, in consideration of the foregoing Recitals, and in consideration of the representations, warranties, and covenants herein contained, the Parties, intending to be legally bound, agree as follows.
ARTICLE I
DEFINITIONS
1.1    Certain Definitions. As used in this Agreement, and unless otherwise defined, the following capitalized terms shall have the following meanings:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, assessment, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Acquisition Escrow Amount” means 15% of the base Purchase Price, before any adjustment or additions or subtractions, or € 547,500.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Assumed Spontania Liabilities” means the Liabilities to be assumed by Newco in the Spin-Off Transaction, specifically including only the following: (a) all Liabilities in respect of the Spontania Contracts but only to the extent that such Liabilities thereunder are required to be first performed after the Closing Date, were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, warranty or other breach, default, violation or tortious conduct by Seller on or prior to the Closing Date and (b) any Liabilities related to the continued employment of the Newco Employees, including Liabilities related to any accrued severance and benefits, but only to the extent such Liabilities and amounts are required by applicable Laws (the “Assumed Employee Liabilities”). Without limitation, the Assumed Spontania Liabilities shall not include any other Liabilities and, specifically, shall not include the following (“Excluded Liabilities”): (a) any Liabilities in respect of Taxes payable by Seller; (b) any Liabilities of Seller related to any Seller Employees other than the Assumed Employee Liabilities; (c) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others; (d) any Liability under any confidentiality or non-disclosure obligation or undertaking contained in any Assumed Contract to the extent such arises on account of any failure to perform, improper performance, warranty or other breach, default or violation at or following the Closing by any current or former Seller Employee, contractor or consultant who does not become a Newco Employee in connection with the Spin-Off Transaction; (e) any Liabilities in respect of any assets other than the Spontania Assets; (f) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Spontania Business or the Spontania Assets to the extent such Action relates to such operation on or prior to the Closing Date; (g) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller; (h) any Liabilities arising out of, in respect of or in connection with the failure of Seller or any of its Affiliates to comply with any Law or Governmental Authorization; and (i) any Liabilities to any financial institution or Governmental Authority.
“Charter Documents” means the deed of incorporation and bylaws, or equivalent corporate documents, including all amendments thereto, of an Entity.
“Closing Payment Amount” means the Purchase Price less the Acquisition Escrow Amount.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture and any other agreement, commitment or legally binding arrangement, whether written or oral.
“Creditor Escrow” means an escrow account established pursuant to Section 2.2(b)(ii).
“Direct Creditor Payment” means any payment made directly by the Purchaser to a creditor of the Spontania Business in accordance with Section 2.2(b)(i).
“Disclosure Schedules” means the written set of the disclosures required by this Agreement and exceptions to representations and warranties made in this Agreement which, when mutually agreed to by the Parties, shall be incorporated herein by reference.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Entity” means a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
“Environmental, Health, and Safety Requirements” means all Laws and policies concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.
“Escrow Agent” means the Person engaged to serve as the escrow agent under the Escrow Agreement, as the Parties mutually agree.
“Escrow Agreement” means the agreement to be entered into between and among the Parties and the Escrow Agent, to be negotiated and agreed to by such parties prior to Closing, providing for establishment of the Escrow Fund.
“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement to hold the Acquisition Escrow Amount and any Creditor Escrow, to the extent any such Creditor Escrow will be governed by the Escrow Agreement and not any alternative agreement with another escrow agent.
“Escrow Period” means a period of six months following the date of Closing.
“Executive Agreement” means one or more separate agreements to be entered into at Closing by Purchaser, or an Entity designated by Purchaser, and each of Seller’s CEO and CTO, to engage each such individual (a) to provide consulting services to Purchaser following the Closing for a period of up to nine months following Closing and/or (b) to become an employee thereafter, at terms substantially equivalent to the current terms of employment of such persons with Seller, provided, that any such agreements shall allow the individuals to provide consulting services to Seller for up to a mutually agreed period of time.
“Governmental Authority” means any: (a) nation, autonomous región, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any registry, court or other tribunal).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority; (b) any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority; or (c) right under any Contract with any Governmental Authority.
“Identified Creditors” means the creditors listed in Appendix A.
“Identified Creditor Amounts” means the amount Seller represents are owed to the Identified Creditors, as listed on Appendix A.
“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, slogans, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications, all of the foregoing including associated goodwill; (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and (f) other proprietary rights in Technology.
“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Spontania Business.
“Key Employees” shall mean those nine Seller Employees listed on Appendix C.
“Knowledge” means the actual or constructive knowledge of a Person. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual should have known such fact or other matter under the circumstances. Seller shall be deemed to have “Knowledge” of a particular fact or other matter if any manager, officer or director of the Seller has Knowledge of such fact or other matter.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Liabilities” means, unless the context specifically provides otherwise, liabilities, debts, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the reasonable cost of pursuing any insurance providers.
“Made Available” means that the referenced item was provided in physical or electronic medium to Purchaser prior to the date of this Agreement.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, operations, results of operations, prospects, condition (financial or otherwise) or assets of the Spontania Business, (b) the value of the Spontania Assets or (c) the ability of any Party to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to changes, conditions or effects that generally affect the industries in which the Spontania Business operates, and not affecting the Spontania Business in a disproportionate manner.
“Maximum Creditor Amount” means € 3,102,500
“Newco Employee” means each current Seller Employee that is engaged in the Spontania Business and who becomes an employee of Newco at the completion of the Spin-Off Transaction, as listed on Appendix B annexed hereto but subject to being approved by Purchaser.
“Office Lease” means that certain lease for office space at Plaza España, nº 3, Floor 7, Office B, Zaragoza, Spain, commencing on 1 May 2013, between GIMÉNEZ LOMBAR Y CÍA, S.A. and the Seller.
“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
“Orion/Brandtalk Business” means the registered Intellectual Property, Source Code, Software and assets of another enterprise carried on by Seller, not included in the Spontania Assets or this Agreement.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Person” means an individual or an Entity.
“Personal Data” means a natural Person’s name, street address, telephone number, e-mail address, photograph, social security number (or similar number), driver’s license number, passport number, or customer or account number, or any other piece of information or data that allows (whether or not in accordance with and under the rules of any requirement of Law) the identification of a natural person.
“Purchase Price” means the amount to be paid for the Shares, as set forth in Section 2.3(a).
“Registered Spontania IP” means all Spontania IP that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Representative” means, with respect to any Entity, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Seller Employee” means each Person currently or previously employed by Seller.
“Shares” means the outstanding equity interests in Newco following the Spin-Off Transaction.
“Source Code” means computer Software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data mining structure, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
“Software” means computer programs (including firmware and other software embedded in hardware devices and databases, compilations, tool sets, compilers, higher level or “proprietary” languages), including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof.
“Spontania Assets” means the assets used in the Spontania Business to be transferred by Seller to Newco in the Spin-Off Transaction, specifically including only the following: (a) the Spontania IP; (b) all computers, telecommunications equipment, equipment (including, without limitation, all production equipment), hardware, Software used in the business, fixtures, dies, stencils, machinery supplies, tools, spare parts, supplies, materials, product lines, fixed assets, and other items of tangible personal property relating to, or used in connection with, the Spontania Business, listed on Section 3.9 of the Disclosure Schedule (“Equipment”); (c) all Spontania Domains and related websites, all telephone numbers and all electronic mail addresses used in the Spontania Business; (d) the Spontania Contracts; (e) all Permits for the Spontania Business; (f) all rights to any Actions of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, in connection with the Spontania Business; (g) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Spontania Assets; (h) originals of all books and records (whether in electronic or other form) compiled or maintained by Seller related to the Spontania Business, including, but not limited to, employee files, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, bills of material, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Spontania IP and the Intellectual Property Licenses (“Records”); and (i) all goodwill and the going concern value of the Spontania Business.
“Spontania Contracts” means those currently effective Contracts to which Seller is a party or by which Seller or any of the Spontania Assets is or may become bound and which are related to the Spontania Business and are to be assigned to Newco in the Spin-Off Process, including Intellectual Property Licenses, customer orders, supplier orders, and other Contracts, as set forth or described on Section 3.12 of the Disclosure Schedule.

“Spontania Domains” means the domain names used in the Spontania Business, as listed on Section 3.21 of the Disclosure Schedules, including all related URLs and websites.
“Spontania IP” means the Spontania Software and all Technology and Intellectual Property in which Seller has (or purports to have) an ownership interest and that is used in or necessary for the conduct of the Spontania Business (including, for clarity, any assets or business that are part of Webcall).
“Spontania Privacy Policy” means each external or internal, past or present privacy policy of Seller for the Spontania Business, including any policy and/or bilateral agreement between the Seller and a third party regarding the provision of services in connection with the Spontania Business by or to the benefit of Seller that involve the processing of Personal Data or User Data relating to: (a) the privacy of users of the Spontania services or any Seller website; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.
“Spontania Software” means the Spontania Software and Webcall Software duly filed for registration (including firmware and other software embedded in hardware devices but excluding any non-customized shrink-wrap code not incorporated into the Spontania Software) and all versions of such Software, or other product or service that is currently being or at any time has been developed, manufactured, supported, marketed, distributed, licensed, sold or made available (as part of a service bureau, time-sharing, application service or similar arrangement or otherwise) by Seller in the Spontania Business.
“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.
“Taxes” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, payroll tax, excise tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.
“Tax Return” means any return (including any information return), report, statement, declaration, remittance, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Technology” shall mean sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, design rules, models, databases, data collections, diagrams, formulae, marks, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, Software, Software code (in any form, including Source Code), subroutines, techniques, user interfaces, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
“Transaction Documents” means this Agreement (and its Appendixes, Exhibits, Annexes and Schedules), the public deed for the purchase or transfer of the Shares, the Escrow Agreement, the Executive Agreements, and the other agreements, instruments and documents required to be delivered at the Closing.
“User Data” means any Personal Data or information collected by or on behalf of the Seller from users of the Spontania Software.
1.2    Additional Defined Terms. The following terms have the meaning assigned to such terms in the Sections of the Agreement set forth below:

Term	Section
Acquisition Transaction	Recitals
Agreed Amount	2.2(b)(i)
Agreement	Introductory Paragraph
Balance Sheet	3.4
Balance Sheet Date	3.4
Benefit Plans	3.15(b)
Closing	2.6
Closing Date	2.6
Company Database	3.10(h)
Creditor Escrow	2.2(b)(ii)
Direct Creditor Payment	2.2(b)(i)
Escrow Fund	2.4(a)
Financial Statements	3.4
Fundamental Representations	8.1
Indemnification Period	8.1
Interim Operating Expense Amount	2.3(a)

Term	Section
Leased Premises	3.8(b)
Material Customers	3.20(a)
Material Suppliers	3.20(b)
Newco	Recitals
Objecting Creditor	2.2(b)
Orion/Brandtalk Transaction	Recitals
Party or Parties	Introductory Paragraph
Pre-Closing Period	5.7
Proposal	2.2(b)(ii)
Public Deed	2.2(a)
Purchase Price	2.3(a)
Purchaser	Introductory Paragraph
Purchaser Indemnitees	8.2
Registry	Recitals
Release Amount	2.2(b)(iii)(A)
Seller	Introductory Paragraph
Spin-Off Applications	2.2(a)
Spin-Off Project	Recitals
Spin-Off Transactions	Recitals
Spontania Business	Recitals
Termination Right	2.2(b)(iii)(B)
Use	3.11(g)

1.3    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive and is used in the inclusive sense of “and/or”; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) references to the plural include the singular, and references to the singular include the plural; (e) references to one gender include the other gender; and (f) if a word or phrase is defined, then its other grammatical or derivative forms have a corresponding meaning. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
ARTICLE II
SALE AND PURCHASE OF SHARES; SPIN-OFF AND RELATED TRANSACTIONS
2.1    Sale and Purchase of Shares. At the Closing, Seller shall sell, assign, transfer and deliver the Shares to the Purchaser and the Purchaser shall purchase the Shares from the Seller, on the terms and conditions set forth in this Agreement.
2.2    Spin-Off Transaction.
(a)    Promptly following execution of this Agreement, and in any case within 7 business days thereafter, Seller will deposit with the Registry the Spin-Off Project. The Spin-Off Project shall provide that there are no Liabilities related to the Spontania Business other than the Assumed Employee Liabilities, that no Identified Creditor will become a creditor of Newco, and that after the execution of the Spin-Off Transaction, (i) Newco will be organized as a new entity; (ii) the Spontania Assets will be transferred to Newco, free and clear of all Liabilities and Encumbrances except the Assumed Spontania Liabilities; (iii) Newco will assume the Assumed Spontania Liabilities (and none others); (iv) the Seller Employees identified by Purchaser and who accept employment with Newco will no longer be Seller Employees but will be Newco Employees; and (v) all of the Shares will be held by Seller.
(b)    After the presentation of the Spin-off Project to the Registrar, Seller shall make such filings and notifications as appropriate under Spanish Law related to the Spin-Off Transaction, including notification to creditors by publication. In the event that, during such notification process, (i) any Identified Creditor listed in the Spin-Off Project timely objects to the Spin-Off Transaction because it determines it will be less secure following such Spin-Off Transaction or (ii) any additional third party (or parties) who is not listed in the Spin-Off Project or Public Deed or related process asserts it is a creditor of Seller (each such creditor in (i) or (ii), an “Objecting Creditor”), then the following shall apply:
(i)    Seller will have a period of thirty days following receipt of any notice from an Objecting Creditor to work in good faith to resolve the dispute raised by such Objecting Creditor and to obtain resolution of the Objecting Creditor’s claim. If Seller and an Objecting Creditor agree upon an amount to settle the Objecting Creditor’s claim (in each case, an “Agreed Amount”), then Seller shall pay such Objecting Creditor the Agreed Amount directly or, if Seller notifies Purchaser that Seller does not have sufficient resources to pay such amount, then Purchaser may elect to pay such Objecting Creditor the Agreed Amount (in each case of payment by Purchaser, a “Direct Creditor Payment”), which shall reduce the Purchase Price. All Direct Creditor Payments to be made hereunder shall be paid at Closing, subject to the other terms and conditions of this Agreement and subject to obtaining an appropriate release from such Objecting Creditor. In the case of a Direct Creditor Payment, Seller shall provide Purchaser with a full statement of facts of the nature of the dispute between Seller and Objecting Creditor, including such information as necessary to indicate how the parties to the dispute agreed upon the Agreed Amount, prior to providing Purchaser with payment instructions and other necessary details for Purchaser’s satisfaction.
(ii)    If Seller and an Objecting Creditor do not timely resolve the dispute between such Objecting Creditor and Seller, Purchaser may elect to offer to establish at Closing an escrow amount (a “Creditor Escrow”) for an amount mutually agreed to between the Seller and the specific Objecting Creditor (which will include an estimated amount of interest) in consideration of the Objecting Creditor agreeing in writing (in form reasonably acceptable to Purchaser) to (a) the Spin-Off Project and (b) the release of Newco from any claims. It shall be Seller’s responsibility to first approach the Objecting Creditor with a proposal (a “Proposal”) for resolution of such Objecting Creditor’s claims and, once such Proposal is agreed upon in writing by Seller and the Objecting Creditor, as contemplated above, to then approach Purchaser, which shall then decide whether or not to make the election referenced in the first sentence hereof. Any amounts paid into a Creditor Escrow pursuant to an agreed upon Proposal shall reduce the Purchase Price. A separate Creditor Escrow will be established under the Escrow Agreement (or otherwise as may be agreed) for each Objecting Creditor with respect to which Purchaser elects to offer to establish such an escrow in connection with each accepted Proposal.
(iii)    With respect to any Objecting Creditor whose claim is not resolved pursuant to Section 2.2.(b)(i) or Section 2.2(b)(ii) (including any circumstance where Purchaser, Seller or the Objecting Creditor refuses, for any reason, to agree upon a Proposal or to allow a Creditor Escrow to be established, Purchaser may elect one of the following options:
(A)    Purchaser may enter into an agreement with each such remaining Objecting Creditor under which Purchaser will directly pay to each such Objecting Creditor an amount (“Release Amount”) sufficient to obtain a release in favor of Purchaser from each such Objecting Creditor and each such Objecting Creditor will assign to Seller the Objecting Creditor’s claim against Seller. Purchaser will then be able to pursue such claim against Seller directly and, if the dispute is resolved prior to the termination of the Escrow Fund, Purchaser shall be entitled to recover the established amount from the Escrow Fund.

(B)    Purchaser may deem such lack of resolution to be a terminable event (a “Termination Right”) and elect to terminate the Agreement in accordance with Section 9.1(f).
(iv)    Purchaser will not make any Direct Creditor Payment or deposit any amount into a Creditor Escrow unless it is satisfied, in its sole discretion, that the objections of all Objecting Creditors have been resolved or are likely to be resolved under the provisions of Section 2.2(b). If it appears to Purchaser that the sum of the amounts to be paid (i) to Identified Creditors who did not become Objecting Creditors; (ii) to Objecting Creditors as Direct Creditor Payments; and (iii) into escrow as Creditor Escrows will exceed the Maximum Creditor Amount, then Purchaser shall have the right to terminate this Agreement in accordance with Section 9.1(e).
(v)    Seller shall provide Purchaser with satisfactory documentary evidence for resolving claims of creditors that they claim to have resolved pursuant to this Section 2.2.
(c)    Once the Spin-off Project has been registered and the period for opposition of creditors has elapsed, the Seller will hold a shareholder meeting within [3] days thereafter and pass into a public deed the decision to spin-off the Spontania Business and present the same to the Zaragoza Registry providing to the Purchaser a copy of the presentation voucher. In any case, the Purchaser will have to verify the contents of the referred Public Deed before it is granted.
(d)     If the Spin-Off Public Deed is not registered due to any type of defect, Seller will inform the Purchaser within two days after Seller learns of the inability to effect registration. Should the defect be of a technical or immaterial nature, the Seller will be obliged to immediately amend the given document in order to comply with the Registrar’s objection. If the defects identified or created by the Registrar alter in any way the Spin-Off Transaction or Acquisition Transaction referred to in this Agreement, or if the defects are such that they are not capable of being cured, the Parties shall negotiate in good faith in order to find a fair solution during a period of [20] days. If no agreement is timely reached, the Purchaser shall have the right, but not the obligation, to terminate the Agreement in accordance with Section 9.1(g).
(e)    Once the Spin-off Project has been registered and the period for objection by creditors has elapsed, the Seller shall provide Purchaser, within [3] days thereafter, with a statement regarding the status of each unpaid creditor, whether an Objecting Creditor or not, including the details of any disputed amount.
(f)    Seller shall provide Purchaser with such additional information as Purchaser may request within [3] days of Purchaser’s request, including information about Seller’s plans and recommendations to resolve claims made by unpaid creditors. After receiving all requested information, Purchaser shall prepare within [3] days a final statement of status of creditors identifying separately all Direct Creditor Payments, Creditor Escrows, creditors to whom direct payments have been made by Seller, and unpaid creditors. Seller will certify and accept said final statement of creditors and Purchaser will make decisions on payment or termination only in the event that the sum of the amounts to be paid to Identified Creditors who do not object, as Direct Creditor Payments, and to be placed into escrow as a Creditor Escrow, will exceed the Maximum Creditor Amount, within [5] days of Seller certifying said final statement. Seller and Purchaser agree to establish more detailed procedures to implement this subsection, as determined necessary.
(g)    Prior to the Closing, the Seller shall carry out all necessary steps to file before the Spanish Data Protection Agency (SDPA) the necessary documents to request that Newco is appointed as the Data Controller of all the registered files in the SDPA’s Registry of which Seller is the current Data Controller. The Seller shall provide the Purchaser with the said documents duly sealed by the SDPA. Seller shall diligently prosecute such change, even following the Closing.
(h)     Prior to Closing, the Seller shall carry out all necessary steps to file before the Spanish Intellectual Property registry (SIPR) the necessary documents to request the transfer of all the rights of the Spontania Software (also including, for the sake of clarity, the Webcall Software) to Newco. The Seller shal provide the Purchaser with the said documents duly sealed by the SIPR. Seller shall diligently prosecute such change, even following the Closing.
2.3    Purchase Price.
(a)    Subject to the other terms and conditions of this Article II, the aggregate consideration payable by the Purchaser for the Shares shall be an amount equal to (i) € 3.65 million; plus (ii) an amount (the “Interim Operating Expense Amount”) equal to 80,000€ multiplied by the number of months between December 31, 2013 and the Closing Date, with the last month to be expressed as a fraction, the numerator of which is the number of days in such month prior to and including the Closing Date and the denominator is the total number of days in such month, provided that the Interim Operating Expense Amount shall be no more than three months of such expenses; minus: (iii) the accrued and unpaid payrolls of Newco Employees, and (iv) the amount of any revenue invoiced by Seller with respect to the Spontania Business in the period after the date of this Agreement through the Closing Date (the “Purchase Price”), which Purchase Price is subject to further adjustment as contemplated by this Agreement. The Purchase Price shall be paid by the Seller as set forth herein.
(b)    At the Closing, Purchaser shall pay to Seller the Closing Payment Amount, less the aggregate amount of (i) any Identified Creditor Amounts that exist at Closing, which shall be paid by Purchaser directly to the Identified Creditors at Closing pursuant to the following subparagraph (c), (ii) the aggregate amount of any Direct Creditor Payments pursuant to Section 2.2(b)(i) and (iii) the amounts paid by Purchaser into Creditor Escrows established pursuant to

Section 2.2(b)(ii), all such payments subject to obtaining an appropriate release and/or agreement from each such creditor.
(c)    With respect to the Identified Creditors, the Seller will provide that the same are present at the Closing Date together with a certificate of debt in which each one of them states the exact amount due at such date. The Purchaser will deduct from the Purchase Price said amounts and directly pay the same to the Identified Creditors in exchange for a full release in form satisfactory to Purchaser.
2.4    Escrow.
(a)    At Closing, Purchaser shall deposit an amount equal to the sum of the Acquisition Escrow Amount and the amounts of any Creditor Escrow(s) to be established pursuant to Section 2.2(b)(ii) (the “Escrow Fund”) with the Escrow Agent and administered substantially in accordance with the provisions of the Escrow Agreement, provided, however, the Parties understand that a Creditor Escrow may be established through a different escrow agent if the Purchaser and applicable Objecting Creditor so agree.
(b)    The Parties acknowledge and agree that the Acquisition Escrow Amount shall be used for the purpose of securing the Seller’s indemnification obligations pursuant to ARTICLE VIII. The Acquisition Escrow Amount and the Creditor Escrows shall be administered in accordance substantially with the provisions of the Escrow Agreement. Subject to applicable Law, the Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Party and shall be held and disbursed solely for the purposes and in accordance with the respective terms of the Escrow Agreement or any other governing agreement.
2.5    Consents and Approval; Failure to Obtain Third Party Consents. To the extent that Seller’s rights under any Spontania Asset may not be assigned to Newco without the consent of another Person which has not been obtained, neither this Agreement nor the Public Deed shall constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required Consent(s) as promptly as possible. If any such Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Newco’s rights under the Spontania Asset in question so that Newco would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Spontania Asset, shall act after the Closing (assuming Purchaser has waived the requirement that all Consents be obtained before Closing or if such Consent requirement is identified after Closing) as Newco’s and Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Spontania Asset, with Newco and Purchaser in any other reasonable arrangement designed to provide such benefits to Newco and Purchaser.

2.6    Closing; Time and Place of Closing. The consummation of the Acquisition Transaction contemplated by this Agreement (the “Closing”) shall take place at Madrid before Mr. Ángel Almoguera Gómez a Madrid Public Notary and at which meeting the various payments and deliveries contemplated by this Agreement to be made by the parties will be made. Further, the Seller and the Purchaser will sign the Share Purchase Deed in accordance with this Agreement. The Closing shall take place no later than 5 business days after completion of the Spin-Off Transaction and the satisfaction of all other covenants or conditions precedent set forth herein (including the satisfaction of the conditions set forth in ARTICLE VI and ARTICLE VII) (the “Closing Date”). All transactions occurring at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all transactions are completed and all documents delivered. Unless otherwise indicated, all documents and certificates shall be dated on or as of the Closing Date.
(a)    Seller Closing Deliveries. At the Closing Seller shall deliver to Purchaser:
(i)    a true and correct copy of resolutions of Seller’s Board of Directors approving the Spin-Off Transaction, this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby;
(ii)    a true and correct copy of resolutions of Seller’s shareholders approving the Spin-Off Transaction, this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, to the extent such is required;
(iii)    a counterpart of the Escrow Agreement duly executed by Seller and by the Escrow Agent;
(iv)    Proof that Newco is the holder of the Spontania Domains and of the transferred trademarks included in the Spontania IP together with such documents as necessary to transfer any Spontania IP (the “Intellectual Property Assignments”);
(v)    duly executed counterpart signature page to the Executive Agreements;
(vi)    Sealed filing before the Spanish Data Protection Agency requesting the modification of the name of the data processor of the files currently registered in the Spanish Data Protection Agency Register, of which the Seller is the current data processor. The sealed filing shall request the modification of the name of the data processor from Seller to Newco;
(vii)    Non-Compete Agreement or Side Letter with respect to shareholders and officers of Seller specified in Schedule 2.6.(a).(vii), in form acceptable to the Parties;
(viii)    the Consents that are reasonably required by Purchaser;

(ix)    an officers’ certificate to the effect that the representations and warranties set forth in Article III are true and correct in all material respects, except that as to (A) such representations and warranties as are qualified by terms such as “material” and “Material Adverse Effect” and (B) the Fundamental Representations, such certificate shall state that such representations and warranties are true and correct in all respects;
(x)    executed documents for assumption of the Office Lease, subject to obtaining any necessary Consent from landlord; and
(xi)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement.
(b)    Purchaser Closing Deliveries. At the Closing Purchaser shall deliver to Seller:
(i)    the consideration referred to in Section 2.2;
(ii)    a counterpart of the Escrow Agreement duly executed by Purchaser;
(iii)    a counterpart of the Executive Agreements duly executed by the correct party; and
(iv)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Purchaser as follows as of the date of this Agreement and as of the Closing:
3.1    Organization and Qualification; Outstanding Shares.
(i)    Seller is a private limited company duly organized, validly existing and in good standing under the Laws of Spain and has full corporate power and authority to own, operate or lease the Spontania Assets owned or held by it, and to carry on the Spontania Business as conducted prior to the completion of the Spin-Off Transaction. Following the Spin-Off Transaction, Newco will be a Sociedad Limitada duly organized, validly existing and in good standing under the Laws of Spain and will have full corporate power and authority to own, operate or lease the Spontania Assets, and to carry on the Spontania Business.

(j)    Section 3.1(b) of the Disclosure Schedule sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in each jurisdiction in which the ownership of the Spontania Assets or the historical operation of the Spontania Business makes such licensing or qualification necessary.
(k)    Except as set forth on Schedule 3.1(c), Seller does not own any shares of capital stock or any other equity interest in or control any other Person and no such Person has been engaged in the Spontania Business.
(l)    Seller has not granted to any Person any power of attorney in respect of it or any of the Spontania Assets.
(m)    Except in connection with the Spin-Off Transaction, neither the Seller nor any of its shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Seller or the winding up or cessation of its affairs or the Spontania Business.
(n)    Following the completion of the Spin-Off Transaction and as of the Closing, (i) the Shares issued in the Spin-Off Transaction will be all of the shares of Newco and will be held by Seller; (ii) all of the Shares will be duly authorized, validly issued, and fully paid and nonassessable; and (iii) none of the Shares are or will be subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by applicable securities laws);
(o)    Following the completion of the Spin-Off Transaction and as of the Closing, (i) there is and will be no outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock of Newco or any derivative of any of the foregoing; (ii) there is and will be no outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock of Newco or any derivative of any of the foregoing; (iii) there is and will be no Contract under which Newco is or may become obligated to sell or otherwise issue any shares of capital stock or any other securities, including any promise or commitment to grant any securities of Newco to an employee of or other service provider to Newco; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Newco.
3.2    Authorization. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.
3.3    Consents and Approvals; Authority Relative to this Agreement. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of Seller or Newco, as amended to date, or any other governing organizational documents of Seller or Newco, including any shareholders’ agreement; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Authorization applicable to Seller, Newco, the Spontania Business or the Spontania Assets; (c) except as set forth in Section 3.3 of the Disclosure Schedule and in connection with obtaining the approval of the Registry to the Spin-Off Transaction, require the Consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Spontania Contract or Permit to which Seller is a party or by which Seller or the Spontania Business is bound or to which any of the Spontania Assets are subject; or (d) result in the creation or imposition of any Encumbrance on the Spontania Assets. Except as set forth on Section 3.3 of the Disclosure Schedule and in connection with obtaining the approval of the Registry to the Spin-Off Transaction, no Consent, approval, Permit, Governmental Authorization, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or Newco in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby and the performance by Seller of its obligations thereunder.
3.4    Financial Statements; No Undisclosed Liabilities.
(a)    Seller has Made Available to Purchaser (i) the unaudited balance sheets of Seller as of December 31, 2012, and the related profits and loss statements (income statements), and cash flows for the years then ended (collectively all such financial statements are referred to as the “Financial Statements”). Except as set forth on Section 3.4(a) of the Disclosure Schedule, the Financial Statements are true, correct and complete and fairly present, in all material respects, the financial position and results of operation of the Spontania Business as of the applicable dates and for the periods indicated. No information has come to the attention of Seller since such respective dates that would indicate that such financial statements are not true and correct in all material respects as of the dates thereof. Seller has attained revenue of € 1 million in the nine months ended September 30, 2013, and will attain revenue of € 1.5 million by year-end 2013.
(b)    Except as set forth in the Financial Statements or Section 3.4(b) of the Disclosure Schedule, Seller has no Liabilities. Except for the Assumed Spontania Liabilities, Newco will have no Liabilities following the completion of the Spin-Off Transaction or as of the Closing.
(c)    The Financial Statements are complete and accurate in all material respects and present fairly the financial position of Seller as of the respective dates thereof and the results of operations and cash flows of Seller, including the results of operations of the Spontania Business, for the periods covered thereby.
(d)    As of the Closing Date, Seller will provide an accurate and complete breackdown and aging of all accounts payable, Contracts, obligations and Liabilities of the Seller related to the Spontania Business and included in the Spontania Assets.
(e)    The Identified Creditors, for an aggregate amount of € 2.032.409, are the only third party creditors that currently hold any type of credit against the Seller.
3.5    Absence of Certain Effects or Changes. Except as set forth in Section 3.5 of the Disclosure Schedule, since December 31, 2012, there has not been any (a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) change in any method of accounting or accounting practice for Seller or the Spontania Business; (c) damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting Seller or any of the Spontania Assets; (d) change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; (e) entry into any Spontania Contract other than in the Ordinary Course of Business; (f) acceleration, termination, modification to or cancellation of any Spontania Contract or Permit; (g) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Spontania Business except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business; (h) transfer, assignment, sale or other disposition of any of the Spontania Assets; (i) transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Spontania IP or Intellectual Property Licenses; (j) capital expenditures which would constitute an Assumed Spontania Liability; (k) imposition of any Encumbrance upon any of the Spontania Assets; (l) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of bankruptcy or reorganization Law (except for the Public Deed with the Registry respecting the Spin-Off Transaction) or consent to the filing of any bankruptcy petition against it under any similar Law; (m) the Seller has not commenced or settled any legal proceedings or other Action; or (n) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
3.6    Inventories. The Seller has no inventories of products for sale.
3.7    Title to, Sufficiency and Condition of Assets. Seller has good and valid title to, and is the lawful owner of, all of the Spontania Assets. Upon assignment to Newco in connection with the Spin-Off Transaction, Seller will thereby transfer to Newco good and marketable title to the Spontania Assets, subject to no Encumbrances. The Spontania Assets are sufficient for the continued conduct of the Spontania Business after the Closing in substantially the same manner as conducted prior to the Closing and, except as set forth in Section 3.7 of the Disclosure Schedule, constitute all of the assets, properties and rights currently used by Seller or reasonably necessary in the conduct of the Spontania Business.
3.8    Real Property.
(a)    Seller does not own and has never owned any real property, nor does it hold any option to acquire any real property.
(b)    The Seller leases office space (the “Leased Premises”) pursuant to the Office Lease, which lease is included in the Spontania Assets. The Leased Premises is the only real property leased by Seller. With respect to the Office Lease, (i) such lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Premises; (ii) Seller is not in breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has timely paid all rent or other amounts due and payable under such lease; (iii) Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under the lease and, to the Knowledge of Seller, no other party is in default thereof, and no party to the lease has exercised any termination rights with respect thereto; (iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy any Leased Premises or any portion thereof; and (v) Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in the Leased Premises.
3.9    Equipment and Tangible Assets. Section 3.9 of the Disclosure Schedule is a true, correct and complete list of all Equipment included in the Spontania Assets and having an individual book value in excess of € 2,000. Seller has made available to Purchaser true, correct and complete copies of any and all Equipment leases. Except as set forth in Section 3.9 of the Disclosure Schedule, all of the Equipment and other tangible assets included in the Spontania Assets are in good operating condition and repair (with the exception of normal wear and tear) for the purposes of the Spontania Business as currently operated and none of them is in need of maintenance or repairs other than routine maintenance and repairs.
3.10    Intellectual Property.
(a)    Section 3.10(a) of the Disclosure Schedule is a true, correct and complete list of all (i) Spontania IP that is not registered but that is material to the operation of the Spontania Business and (ii) Registered Spontania IP that is included in the Spontania Assets. With respect to the Registered Spontania IP, including such registrations that may have lapsed, the schedule includes (i) the name of the applicant/registrant, inventor/author, if applicable, and current owner; (ii) the jurisdiction in which such item of Registered Spontania IP has been registered or filed; (iii) the applicable registration or serial number; (iv) the filing date, and issuance/registration/grant date; and (v) a brief description of the prosecution status thereof. All required filings and fees related to the Registered Spontania IP have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Spontania IP registrations are otherwise in good standing and enforceable. Seller has made Available to Purchaser a true, correct and complete copy of the file histories, documents, certificates, office actions, correspondence and other materials related to all Registered Spontania IP. Seller has no Knowledge of any information, materials, facts or circumstances what would render any Spontania IP that is Registered Spontania IP invalid or unenforceable or would materially and adversely affect any pending application for such Registered Spontania IP.
(b)    Seller owns all right, title and interest in and to the Spontania IP, free and clear of Encumbrances (other than nonexclusive licenses to customers in the Ordinary Course of Business), and none of the Spontania IP has been subject to any Encumbrances except where a release has been properly filed. Without limiting the generality of the foregoing, except as set forth on Section 3.10(b) of the Disclosure Schedule, Seller has entered into binding, written agreements with every current and former Seller Employee, and with every current and former consultant and independent contractor, whereby such Seller Employees, consultants and independent contractors (i) assign to Seller any ownership interest and right they may have in any Spontania IP; and (ii) acknowledge Seller’s exclusive ownership of all Spontania IP. Seller has Made Available to Purchaser true, correct and complete copies of all such agreements. Seller is in full compliance with all legal requirements applicable to the Spontania IP and Seller’s ownership and use thereof.
(c)    Section 3.10(c) of the Disclosure Schedule sets forth a true, correct and complete list of all inbound Intellectual Property Licenses excluding licensees for non-customized shrink-wrap code with a cost of less than € 3,500. Seller has Made Available to Purchaser true, correct and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.
(d)    The Spontania IP and Intellectual Property Licenses as currently or formerly owned, licensed or used by Seller or proposed to be used by Seller, and the conduct of the Spontania Business as currently and formerly conducted by Seller and proposed to be conducted by Purchaser have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Seller has not received any communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened, that alleges any such infringement, violation or misappropriation, and none of the Spontania IP are subject to any outstanding Governmental Authorization.
(e)    Section 3.10(e) of the Disclosure Schedule is a true, correct and complete list of all Contracts, licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Spontania IP or Intellectual Property Licenses. Seller has Made Available to Purchaser true, correct and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Spontania IP.
(f)    There is no pending or, to Seller’s Knowledge, threatened Action challenging the registrability of any Spontania IP. Seller has no notice of any, or Knowledge of any basis for any, claim that the Spontania Business infringes, misappropriates, or violates any Intellectual Property or any such rights of any other Person. The Seller has no Knowledge of any basis for a claim that any Spontania IP is invalid or unenforceable.
(g)    Seller has the sole and exclusive right to bring Actions for infringement, misappropriation, dilution, violation or unauthorized use of the Spontania IP and, to Seller’s Knowledge, there is no basis for any such action. The Seller is not bound by, and no Spontania IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, license, transfer, assert or enforce any Spontania IP anywhere in the world.
(h)    Except as set forth on Section 3.10(h) of the Disclosure Schedule, no funding, facilities or personnel of any Governmental Authority or college, university or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Spontania IP.
(i)    Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Seller.

(j)    Section 3.10(j) of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions and other amounts payable by the Seller to any other Person for the use or exploitation of any Spontania IP incorporated into or used in the development, testing, distribution, provision, maintenance or support of, any product offering by Seller.
(k)    Neither the execution, delivery or performance of this Agreement or any other Transaction Documents nor the consummation of any of the transactions contemplated hereby or thereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Spontania IP or any other Technology or Intellectual Property incorporated into or used in the development, testing, distribution, provision, maintenance or support of the Spontania Software; (ii) a breach of or default under any Spontania Contract; (iii) a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored pricing” terms under any Spontania Contract; (iv) the release, disclosure or delivery of any Spontania IP by or to any escrow agent or other Person; (v) any right of termination or cancellation under any Spontania Contract; or (vi) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to, either any of the Spontania IP or any other Technology or the Intellectual Property of Purchaser. Following the Closing, all Spontania IP will be fully transferable, alienable or licensable by Purchaser without restriction and without payment of any kind to any third party.
(l)    The Seller has delivered to the Purchaser a complete and accurate copy of each standard form of Contract used by the Seller at any time, including each standard form of: (i) end user license agreement; (ii) software license, software-as-a-service (SaaS) or cloud-based services agreement, (iii) development agreement; (iv) employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; (v) maintenance agreement; (vi) consulting or independent contractor agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision; or (vii) confidentiality or nondisclosure agreement
3.11    Spontania Software.
(a)    The Spontania Software is the only product offering of the Spontania Business that will be transferred to Newco in the Spin-Off Transaction. The Spontania Software does not include any Intellectual Property that is part of or included in any other software or product of Seller, including any such Intellectual Property in the Orion/Brandtalk Business. Except as set forth on Section 3.11(a) of the Disclosure Schedule, the Spontania Software was either (i) developed by employees of Seller within the scope of their employment thereby or (ii) developed by independent contractors who have assigned all of their right, title and interest therein to Seller pursuant to written agreements. Except as set forth in Section 3.11(a) of the Disclosure Schedule, none of the Spontania Software contains any code, documentation or other materials or development environments that embody Intellectual Property of any Person other than Seller. Section 3.11(a) of the Disclosure Schedule is a true, correct and complete copy of the most recent “bug list” with respect to the Spontania.
(b)    Section 3.11(b) of the Disclosure Schedule is a true, correct and complete list of and description of all Software, other than the Spontania Software, licensed to or used by Seller and with respect to each such item of Software the number or type of installations thereof and nature and physical location of proofs of purchase of the related license thereof to the extent the Software is not Spontania Software.
(c)    The Source Code for all Spontania Software has been documented in a professional manner that is sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Spontania Software. No Source Code for any Spontania Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Seller. Seller does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Source Code for any Spontania Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the Source Code for any Spontania Software to any other Person. No Source Code for any Software retained in the Orion/Brandtalk Business is included in any Source Code for the Spontania Software.
(d)    Section 3.11(d) of the Disclosure Schedule is a true, correct and complete list and description of: (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Spontania Software or from which any part of any Spontania Software is derived; (ii) the applicable license terms for each such item of Open Source Code and (iii) the product and services to which each such item of Open Source Code relates. Except as set forth in Section 3.11(d) of the Disclosure Schedule, no Spontania Software contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Seller Owned Software or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works or (C) be redistributable at no charge or (ii) otherwise impose or could impose any other limitation, restriction, or condition on the right or ability of Seller to use or distribute such Spontania Software.
(e)    Except as listed on Section 3.11(e) of the Disclosure Schedule, none of the Spontania Software (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of any data) that materially and adversely affects the use, functionality, or performance of such Spontania Software or any product or system containing or used in conjunction with such Spontania Software;

or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Spontania Software or any product or system containing or used in conjunction with such Spontania Software. The Seller has provided to the Purchaser a complete and accurate list of all known bugs, defects, and errors in each version of the Spontania Software.
(f)    To the Knowledge of Seller, none of the Spontania Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
(g)    Section 3.11(g) of the Disclosure Schedule contains each Spontania Privacy Policy and identifies, with respect to each Spontania Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Spontania Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Spontania Privacy Policy to data or information previously collected under such privacy policy. The Seller has complied at all times and in all material respects with all of the Spontania Privacy Policies, any third-party privacy policies applicable to the Seller, and with all applicable legal requirements pertaining to privacy, data security, User Data or Personal Data. The Seller has had at all times the right to receive, collect, retain, disclose, store, transfer, dispose or otherwise use (collectively, “Use”) the User Data and Personal Data received by the Seller, and the Seller at all times has required all applicable Persons to obtain the right for the Seller to Use the User Data in accordance with the most current Spontania Privacy Policy. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, nor the Purchaser’s possession or Use of the User Data, Personal Data or any data or information in the Seller’s databases, will result in any violation of any Spontania Privacy Policy or any legal requirement pertaining to privacy, data security, User Data or Personal Data. No claim is pending or has been since inception been threatened against the Seller alleging a violation of any Person’s rights under any Spontania Privacy Policy or otherwise pertaining to privacy, data security, User Data or Personal Data.
(h)    Section 3.11(h) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data and User Data maintained by or for the Seller at any time (the “Company Databases”), the types of Personal Data and User Data in each such database, the means by which the Personal Data was collected, the security policies that have been adopted and maintained with respect to each such database, and the reports, audits, investigations, administrative proceedings in regard to violations of legal requirements pertaining to privacy, data security, User Data or Personal Data, as well as a list of incidents of data security breaches falling under and/or as to be reported in accordance with legal requirements. No breach or violation of any such security policy has occurred or is threatened, and there has been no unauthorized or illegal Use, modification or disclosure of or access to any of the data or information in any of the Company Databases or any other Personal Data or User Data collected by the Seller. The Seller has at all times taken the steps reasonably necessary (including without limitation implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Personal Data, User Data and Company Databases are protected against loss and against unauthorized or illegal Use, modification, disclosure or access.
3.12    Contracts.
(a)    Section 3.12(a) of the Disclosure Schedule is a true, correct and complete list of all Spontania Contracts.
(b)    Seller has Made Available to Purchaser a true, correct and complete copy of each Spontania Contract.
(c)    Each Spontania Contract is valid and binding on Seller in accordance with its terms and is in full force and effect and, following the Spin-Off Transaction, will be binding on Newco in accordance with its terms. No Person has guaranteed Seller’s or Newco’s performance under any Spontania Contract. Neither Seller nor, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Spontania Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Spontania Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Seller is not currently renegotiating or paying liquidated damages in lieu of performance under any of the Spontania Contracts. There are no material disputes pending or threatened under any Spontania Contract.
3.13    Permits. Section 3.13 of the Disclosure Schedule is a true, correct and complete list of all Permits, including their dates of expiration, that are used by Seller in the Spontania Business. All such Permits are included in the Spontania Assets, are transferable without Consent or additional consideration, and will be transferred to Newco in the Spin-Off Transaction. All fees and charges with respect to the Permits so listed have been paid in full and such are in full force and effect. Seller has not received any notice that any such Permit will be revoked or canceled and Seller has no Knowledge of any basis under which any such Permit may be revoked or cancelled. Except for the Permits listed on Section 3.13 of the Disclosure Schedule there are no Permits that are necessary to entitle Seller, or Newco following the Spin-Off Transaction, to own or lease, operate and use the Spontania Assets or are otherwise necessary for the lawful continued operation of the Spontania Business.
3.14    Insurance. Section 3.14 of the Disclosure Schedule is a true, correct and complete list of all policies of fire, liability, workers’ compensation and other forms of insurance owned or held by Seller and all claims made or notices given by Seller thereunder since January 1, 2012. Seller has Made Available to Purchaser true, correct and complete copies of all such policies. Seller has complied with each of such policies and all policies set forth in Section 3.14 of the Disclosure Schedule are in full force and effect. Such policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Spontania Business and are sufficient for compliance with all applicable Laws and Contracts.
3.15    Employee Benefit Plans and Employment Agreements.
(a)    Section 3.15(a) of the Disclosure Schedule, lists each employee benefit plan, retirement, savings, thrift, deferred compensation, performance, incentive compensation, stock ownership, stock purchase, stock option, unemployment compensation, vacation or holiday pay, severance pay, bonus, hospitalization or other medical, disability, life or other insurance, fringe benefit arrangement or other welfare, retiree welfare or benefit plan, policy, trust, understanding or arrangement of any kind, whether written or oral which covers any current or former employee, contractor or consultant of Seller.
(b)    A true, correct and complete copy of each of the plans, arrangements and agreements listed in Section 3.15(a) of the Disclosure Schedule (collectively, the “Benefit Plans”), each as in effect on the date hereof, has been Made Available to Purchaser. There are no loans or advances by Seller to any of the Employees.
(c)    All Benefit Plans comply, and have been administered in compliance, in all material respects, with all Laws applicable thereto, and there has been no notice issued by any Governmental Authority questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to Seller’s Knowledge, threatened, involving any such Benefit Plan or the assets of any such Benefit Plan.

3.16    Employment and Labor Matters.
(a)    Section 3.16(a) of the Disclosure Schedule is a true, correct and complete list of all Persons who are employees, consultants, or contractors of the Spontania Business as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position

(including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe and social benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, commissions, bonuses, and social or fringe benefits payable to Employees, consultants, or contractors of the Spontania Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any commissions, bonuses or increases in compensation. Seller is not a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to Seller’s Knowledge, attempting to represent any employee. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of its employees.
(b)    Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Seller Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Seller as consultants or contractors of the Spontania Business are properly treated as independent contractors under all applicable Laws. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former Employee, consultant or independent contractor of the Spontania Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.
(c)    To Seller’s Knowledge, no Seller Employee, officer, independent contractor, director, management or Affiliate of Seller has any direct or indirect interests in the business of Seller’s competitors.
(d)    There is no labor dispute pending or, to Seller’s Knowledge, threatened, against Sellers.
(e)    None of the Seller Employees that will remain employed by Seller or that are not listed on Appendix B will have any claim or right to be included as a Newco Employee. Therefore, Seller agrees to compensate Newco for any damage caused or Liability or Loss suffered as a consequence of any judicial decision or out of court agreement as a consequence of which Newco may be obliged to pay salaries, social security costs, dismissal costs or any other quantity to, or caused by, any of Dialcom’s remaining Seller Employee.

3.17    Taxes.
(a)    Except as set forth in section 3.17 of Disclosure Schedule, all Tax Returns required to be filed by Seller for any pre-Closing Tax period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller and its shareholders (whether or not shown on any Tax Return) have been, or will be, timely paid. All deficiencies asserted, or assessments made, against Seller or its shareholders as a result of any examinations by any taxing authority have been fully paid.
(b)    There is no Action pending or proposed or threatened with respect to Taxes and, to Seller’s Knowledge, no basis exists therefor.
(c)    All Taxes which Seller is required by Law to withhold or collect, including sales and use Taxes, and amounts required to be withheld for Taxes of employees and other withholding taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose. Seller has complied with all information reporting and backup withholding requirements.
(d)    There are no Tax liens (other than liens for Taxes not yet due and payable) upon the Spontania Assets.
(e)    Seller has not granted or been requested to grant any waiver of any statutes of limitations applicable to any claims for Taxes.
(f)    No transaction contemplated by this Agreement is subject to withholding and no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the transfer of the Spontania Assets or the assumption of the Assumed Liabilities pursuant to this Agreement.
3.18    Compliance with Laws. Seller has complied and is in compliance with all Laws applicable to or binding on it, the operation of the Spontania Business or the ownership and use of the Spontania Assets (including any labor, environmental, occupational health, zoning or other law, regulation or ordinance). Seller has not received written notice from any Governmental Authority claiming any violation by Seller of any Law.
3.19    Litigation; Governmental Authorizations. Except as set forth on Section 3.19 of the Disclosure Schedule there are no Actions pending or, to Seller’s Knowledge, threatened, against or by Seller or any of its officers, directors, employees, consultant, contractors or shareholders in their capacity as such (a) relating to or affecting the Spontania Business, the Spontania Assets or the Assumed Liabilities or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Governmental

Authorizations and no unsatisfied judgments, penalties or awards against, relating to or affecting the Spontania Business.
3.20    Customers and Suppliers.
(a)    Section 3.20(a) of the Disclosure Schedule sets forth with respect to the Spontania Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to € 3,500 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Spontania Business or to otherwise terminate or materially reduce its relationship with the Spontania Business.
(b)    Section 3.20(b) of the Disclosure Schedule sets forth with respect to the Spontania Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to € 3,500 for each of the [two] most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Spontania Business or to otherwise terminate or materially reduce its relationship with the Spontania Business.
3.21    Domain Names.
(a)    Section 3.21(a) of the Disclosure Schedule is a true, correct and complete list of all Spontania Domains (by name, owner, Gtld or ccTLD, registrar and expiration date), whether owned exclusively, jointly with another Person or otherwise, together with user name, password and “whois” information for such domain name necessary to effect a revision of and to each registration record. Seller owns the entire right, title and interest to all Spontania Domains free and clear of all Encumbrances other than liens for current Taxes not yet due. Each Spontania Domain is validly and properly registered to Seller and reflects “whois” information that is accurate, correct and up-to-date and was validly and legally obtained, including in compliance with the procedures or policies of, and were registered without fraud on or misrepresentation to, ICANN or any other applicable domain name registry or registrar and without infringement or misappropriation of the Intellectual Property of any Person. All Spontania Domains will be transferred to Newco in connection with the Spin-Off Transaction.
(b)    There have been no challenges to the ownership or use by Seller of any Spontania Domains used, owned or purported to be owned by it and to the Knowledge of Seller there are no facts which would constitute a basis for such a challenge.

(c)    Section 3.21(c) of the Disclosure Schedule is a true, correct and complete list of each Contract between Seller and any domain name registry or registrar and the amount of deposits that are held at each domain registry and registrar as prepayment for future domain name registrations and the name of each such registry and registrar.
3.22    Product Quality. The Spontania Software performs on a consistent basis, in all respects, the functions described in the marketing materials, the agreed specifications and end-user documentation and customer agreements, subject only to routine bugs and errors that can be corrected promptly by Seller in the course of providing customer support without further liability to Seller. All development services, support services, training services, upgrade services and other services that have been performed by Seller were performed properly and in all respects in full conformity with the applicable Laws and Contracts. Except as set forth on Section 3.22 of the Disclosure Schedule, excluding complaints in the Ordinary Course of Business regarding nonmaterial product or service issues, other than any of which have a common root cause and in the aggregate are material, since January 1, 2012, no Person has asserted or threatened to assert any claim against Seller under or based upon any warranty.
3.23    Certain Business Practices.
(a)    Neither Seller nor any director, officer, agent, employee, contractor or consultant of Seller, or any other Person associated with or acting for or on behalf of Seller, has directly or indirectly: (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services: (A) to obtain favorable treatment or an improper advantage in securing business; (B) to pay for favorable treatment for business secured or (C) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate of Seller or (ii) established or maintained any fund or asset that has not been recorded in the books and records of Seller.
(b)    Seller has (i) not exported or transmitted Software or other material or items, including technological data, in connection with the Spontania Business to any country, or made available to any Person, with respect to which such export, transmission or availability is restricted by any Law, without first having obtained all legally required authorizations and (ii) maintained all records to the extent required by any Law.
3.24    Brokers. Except as set forth in Section 3.24 of the Disclosure Schedule, no agent, broker, finder, investment banker, financial advisor or other Person retained or engaged by Seller or any of its Affiliates or any Person acting on its behalf is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in respect of any of the transactions contemplated by this Agreement.

3.25    Environmental Matters. Seller is in compliance with all applicable Environmental, Health, and Safety Requirements. Seller has not received any written notice (or, to the Knowledge of Seller, other communication), whether from a Governmental Authority, citizens group, Employee or otherwise, that alleges that Seller is not in compliance with any Environmental, Health, and Safety Requirements and there are no circumstances that may prevent or interfere with Seller’s compliance with any Environmental, Health, and Safety Requirements in the future. To the Knowledge of Seller, no current or prior owner of any property leased or controlled by Seller has received any written notice (or, to the Knowledge of Seller, other communication), whether from a Governmental Authority, citizens group, Employee or otherwise, that alleges that such current or prior owner or Seller is not in compliance with any Environmental, Health, and Safety Requirements.
3.26    Government Grant Programs. Except as set forth on Section 3.26 of the Disclosure Schedule, Seller has no Liability due to any pending or outstanding grants, tax benefits, incentives and/or subsidies from the Government of Spain or any agency thereof related.
3.27    No US Operations. Except as set forth on Section 3.27 of the Disclosure Schedule, Seller does not conduct and has not conducted operations in, has no employees or contractors in, and does not receive and has not received any income from any source located within the United States of America.
3.28    Disclosure. No representation or warranty of Seller in this Agreement, no statement in the Disclosure Schedule and no document delivered pursuant hereto by Seller contains any untrue statement or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. Except for those matters disclosed in this Agreement and the Disclosure Schedule, there are no facts not disclosed in this Agreement or the Disclosure Schedule which, if learned by Purchaser, might reasonably be expected to materially diminish Purchaser’s evaluation of the value of the Spontania Assets or which, if learned by Purchaser or Seller, might reasonably be expected to deter Purchaser from completing the transactions contemplated by this Agreement on the terms and conditions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of Closing.
4.1    Organization of Purchaser. Purchaser is a corporation duly incorporated and validly existing under the laws of the United States of America, State of Utah.
4.2    Authority of Purchaser. Purchaser has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any other Transaction Document to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. When each other Transaction Document to which Purchaser is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Purchaser enforceable against it in accordance with its terms.
4.3    No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of Purchaser, as amended to date, or any other organizational documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Authorization applicable to Purchaser; or (c) require the consent, notice or other action by any Person under any Contract to which Purchaser is a party. No Consent, approval, Permit, Governmental Authorization, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Authorizations, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.
4.4    Brokers. No agent, broker, finder, investment banker, financial advisor or other Person retained or engaged by Purchaser or any of its Affiliates or any Person acting on its behalf is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee in respect of any of the transactions contemplated by this Agreement.
ARTICLE V
COVENANTS
5.1    Preservation of Books and Records; Access. As necessary following the Closing Date, Purchaser and Seller will make available to each other material data or information in such Party’s custody or control reasonably necessary for the purpose of preparing any financial statement or tax return or reasonably necessary in preparing for or defending any tax-related examination of the requesting party or Seller or Newco by any Governmental Authority. Purchaser and Seller will afford to each other reasonable access to such records during normal business hours, upon reasonable advance notice.
5.2    Employees; Employee Benefit Plans.
(a)    In connection with the Spin-Off Transaction, Seller shall transfer certain Seller Employees, as identified and agreed to by Purchaser, to be employed by Newco as Newco Employees following the Spin-Off Transaction.
(b)    Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any Seller Employee (or former Seller Employee), including, without limitation, hourly pay, commission, bonus, salary, accrued vacations, healthcare benefits, fringe, pension or profit sharing benefits, or severance pay payable to any Seller Employee (or former Seller Employee) for any period relating to the service with Seller at any time prior to the Closing Date and Seller shall pay all such amounts to all entitled Employees on or prior to the Closing Date.
(c)    Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health, accident or disability benefits brought by or in respect of Seller Employees (or former Seller Employees) or agents of Seller which claims relate to events occurring prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any Seller Employees (or former Seller Employees) or agents of Seller which relate to events occurring prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.
(d)    Each Seller Employee who becomes a Newco Employee in connection with the Acquisition Transaction shall be given service credit, subject to applicable Law and the terms of such plans, for the purpose of eligibility under Newco’s group health plan and eligibility and vesting only under Seller’s existing plans for his or her period of service with the Seller prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Purchaser, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Purchaser’s defined contribution retirement plan.
5.3    Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, hold in confidence any and all information, whether written or oral, concerning the Spontania Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
5.4    Covenant Not to Compete or Solicit Business.
(a)    In furtherance of the sale of the Spontania Assets and the Spontania Business to Purchaser hereunder by virtue of the transactions contemplated hereby and more effectively to protect the value and goodwill of the Spontania Assets and the Spontania Business so sold, Seller agrees that, neither Seller nor any Affiliate will:
(v)    for a period ending on the third anniversary of the Closing Date, directly or indirectly (whether as principal, agent, consultant, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business competitive with the Spontania Business anywhere in the world, except that, for a period ending on, or before, September 30th 2014, Seller and its Affiliates may continue the existing Orion/Brandtalk Business; or
(vi)    for a period ending on the third anniversary of the Closing Date, employ, retain or hire any employee, contractor, consultant, agent or customer of the Spontania Business or induce or attempt to persuade, on behalf of any other business organization in competition with the Spontania Business, any employee, contractor, consultant, agent or customer of Purchaser to terminate such employment, consulting, agency or business relationship in order to enter into any such relationship with any such business organization; provided, however, that nothing set forth in this Section 5.4 shall prohibit Seller or any Affiliate from owning as a passive investment not in excess of 2% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded.
(b)    If Seller or any Affiliate violates any of its obligations under this Section 5.4, Purchaser may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Seller acknowledges that a violation of this Section 5.4 may cause Purchaser irreparable harm which may not be adequately compensated for by money damages. Seller therefore agrees that in the event of any actual or threatened violation of this Section 5.4, Purchaser shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Seller or its Affiliates to prevent any violations of this Section 5.4, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 5.4 shall also be entitled to receive reasonable attorneys’ fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 5.4, any term, restriction, covenant or promise in this Section 5.4 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.
5.5    Use of Spontania Name. Seller agrees immediately after the Closing Date to cease using any reference to “Spontania” in its operations.
5.6    Taxes.
(a)    Seller shall be liable for and pay, and shall defend, indemnify and hold harmless Purchaser from and against, all Taxes (whether assessed or unassessed) applicable to the Spontania Business and the Spontania Assets, in each case attributable to Taxable years or periods ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. Purchaser shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Spontania Business, the Spontania Assets and the Assumed Spontania Liabilities that are attributable to taxable years or periods beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date; provided, that Purchaser shall not be liable for any Taxes for which Seller is liable under this Agreement. For purposes of this Section, any Straddle Period shall be treated on a “closing of the books” basis as two partial periods, one ending at the close of the Closing Date and the other beginning on the day after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.
(b)    Notwithstanding Section 5.6(a) any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Spontania Business, the Spontania Assets or the Assumed Spontania Liabilities shall be paid by Seller.
(c)    Seller and Purchaser shall cooperate in preparing any Tax Returns which such other party is responsible for preparing and filing and in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Spontania Business or the Spontania Assets.
5.7    Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Article IX or the Closing Date (the “Pre-Closing Period”), the Seller shall, and shall cause its Representatives to: (a) provide the Purchaser and the Purchaser’s Representatives with reasonable access during normal business hours to the Seller’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Spontania Business; (b) provide the Purchaser and the Purchaser’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Spontania Business, and with such additional financial, operating and other data and information regarding the Spontania Business, as the Purchaser may reasonably request; and (c) cause the Seller’s officers to report regularly to the Purchaser, upon the Purchaser’s request, concerning the status of the Seller and the Spontania Business; provided, however, that (x) such access does not unreasonably disrupt the normal operations of the Seller and (y) Seller is under no obligation to disclose to the Purchaser or the Purchaser’s Representatives any information the disclosure of which is subject to attorney-client privilege. During the Pre-Closing Period, the Purchaser may make inquiries of Persons having business relationships with the Seller (including suppliers, licensors, distributors and customers) and the Seller shall help facilitate (and shall cooperate fully with the Purchaser in connection with) such inquiries.
5.9    Notification; Updates to Disclosure Schedule.
(a)    During the Pre-Closing Period, the Seller shall promptly notify the Purchaser in writing of: (i) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of or an inaccuracy in any representation or warranty made by the Seller in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any representation or warranty made by the Seller in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the Seller; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article VI impossible or unlikely.
(b)    If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.9(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall promptly deliver to the Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Article VI has been satisfied.
5.10    No Negotiation. During the Pre-Closing Period, the Seller shall not authorize or permit the Seller or any Representative to: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than the Purchaser) relating to a possible acquisition or merger involving the Spontania Business or Spontania Assets; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than the Purchaser or its Representatives) relating to or in connection with a possible acquisition or merger involving the Spontania Business or Spontania Assets; or (c) entertain or accept any proposal or offer from any Person (other than the Purchaser) relating to a possible acquisition or merger involving the Spontania Business or Spontania Assets. The Seller shall promptly (and in any event within 24 hours of receipt thereof) notify the Purchaser in writing of any inquiry, indication of interest, proposal or offer relating to a possible acquisition or merger involving the Spontania Business or Spontania Assets that is received by the Seller during the Pre-Closing Period (including, the identity of the Person making or submitting such inquiry, indication of interest, proposal or offer, and the terms thereof).
5.11    Closing Conditions. From the date hereof until the Closing, each Party shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI and Article VII hereof.
5.12    Public Announcements. Unless otherwise required by applicable Law, or the stock exchange or securities law reporting requirements, no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement
5.13    Further Assurances. Following the Closing, each Parties and its respective Affiliates shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER
The obligations of the Purchaser to purchase the Shares and to take the other actions required to be taken by the Purchaser at the Closing are subject to the satisfaction (or waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:
6.1    Accuracy of Representations.
(a)    Each of the representations and warranties made by the Seller in this Agreement shall have been accurate in all material respects as of the date of this Agreement, except where the failure of the representations and warranties to be accurate has not impaired or delayed the Seller’s ability to consummate the Transactions; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded, and provided further that the failure of a representation and warranty to be accurate, even though not impairing or delaying the Seller’s ability to consummate the Acquisition Transaction, shall not excuse the failure to be accurate of the representations and warranties referenced in subsection (b) immediately below, as provided therein.
(b)    The representations and warranties made by the Seller in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all material respects as of such date; provided, however, that for purposes of determining the accuracy of such representations and warranties: (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
6.2    Performance of Covenants. Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
6.3    Governmental and Other Consents. All filings with and other Consents of any Governmental Body required to be made or obtained in connection with the Transactions, including approval of the Spin-Off Transaction by the Registry, shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable Law, regulation or other legal requirement shall have expired or been terminated. All Consents of third parties (other than Governmental Bodies) required to be obtained in connection with the Transactions shall have been obtained and shall be in full force and effect.
6.4    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in any Material Adverse Effect.
6.5    Agreements and Documents. All of the documents required to be delivered by Seller in accordance with Article II shall have been delivered.
6.6    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Spin-Off Transaction or the Acquisition Transaction shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to any of the transactions that makes consummation thereof illegal.
6.7    No Legal Proceedings. No Action shall have been commenced against Purchaser or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
6.8    Newco Employees. It shall be a condition precedent to Closing that the Key Employees shall have agreed to become Newco Employees at and as of the time of Closing, provided that if up to two Key Employees do not accept such employment, Seller may procure a replacement employee with equal or greater qualifications, as mutually agreed by the Parties, for each such Key Employee that fails to accept employment. By way of clarity, at least 7 of the 9 Key Employees must accept and be a Newco Employee at Closing and up to two Key Employees may refuse employment with Newco, provided that Seller has identified two replacement willing employees acceptable to Purchaser at the Closing.
ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER
The obligations of the Seller to sell the Shares and to take the other actions required to be taken by the Seller at the Closing are subject to the satisfaction (or waiver by the Seller), at or prior to the Closing, of each of the following conditions:
7.1    Accuracy of Representations.
(a)    Each of the representations and warranties made by the Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement, except where the failure of the representations and warranties to be accurate has not impaired or delayed the Purchaser’s ability to consummate the Transactions; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded, and provided further that the failure of a representation and warranty to be accurate, even though not impairing or delaying the Purchaser’s ability to consummate the Acquisition Transaction, shall not excuse the failure to be accurate of the representations and warranties referenced in subsection (b) immediately below, as provided therein..
(b)    Each of the representations and warranties made by the Purchaser in this Agreement shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all material respects as of such date, except where the failure of the representations and warranties to be accurate has not impaired or delayed the Purchaser’s ability to consummate the Transactions; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2    Performance of Covenants. Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
7.3    Agreements and Documents. All of the documents required to be delivered by Purchaser in accordance with Article II shall have been delivered.
7.4    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the sale of the Shares shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any legal requirement enacted or deemed applicable to the sale of the Shares that makes consummation thereof illegal.
ARTICLE VIII
INDEMNIFICATION
8.1    Survival. The representations and warranties of the Parties contained herein and in the Transaction Documents shall survive the Closing for a period of 6 months after the Closing (the “Indemnification Period”); except for (a) the representations and warranties set forth in Sections 3.1, 3.2, 3.7, 3.10, 3.11, 3.12, 3.16, and 3.17 in the case of the Seller (the “Fundamental Representations”), and Sections 4.1 and 4.2 in the case of the Purchaser, all of which shall survive the Closing and until the applicable statute of limitations has expired; and (b) any indemnification or right thereto arising out of any breach or alleged breach of which the indemnified Person has notified the indemnifying Person in writing on or prior to the date such representation or warranty would otherwise terminate in accordance with this Section 8.1, which shall not terminate until after the liability of the indemnifying Persons shall have been determined and the indemnifying Persons shall have paid the indemnified Persons the full amount of such liability, if any. The maximum indemnity for Fundamental Representations should be the Purchase Price.
8.2    Indemnification of Purchaser. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify, hold harmless and defend Purchaser, Newco, and their respective directors, officers, shareholders, and employees (collectively, the “Purchaser Indemnitees”) from and against any and all Losses incurred by or suffered by the Purchaser Indemnities arising out of any of the following:
(a)    any breach or any inaccuracy in any representation or warranty made by Seller in this Agreement or any Transaction Document or any certificate delivered by or on behalf of the Seller pursuant hereto;
(b)    any breach of or failure by the Seller to perform, any of its covenants or obligations required to be performed by it pursuant to this Agreement or any Transaction Document;

(c)    any liability or obligation of Seller arising out of or in connection with the ownership of the Spontania Assets or the operation of the Spontania Business arising on or before the Closing; or
(d)    any failure of the Seller to perform or otherwise pay or discharge any Seller Liability that is not an Assumed Spontania Liability.
Notwithstanding anything contained herein to the contrary, the Seller’s aggregate indemnification obligation hereunder shall not exceed the Acquisition Escrow Amount unless and to the extent the Losses for which indemnification is being sought arise from any representation or warranty that was fraudulently provided, the Seller’s breach of the representations and warranties given in any Fundamental Representations, any statutory liens, or the Seller’s breach of the confidentiality obligations under Section 5.3.
8.3    Indemnification of Seller. From and after the Closing, Purchaser shall indemnify, hold harmless and defend the Seller and its directors, officers and shareholders from and against any and all Losses incurred by or suffered by the Seller arising out of any of the following:
(a)    any breach or any inaccuracy in any representation or warranty made by Purchaser in this Agreement or any Transaction Document or any certificate delivered by or on behalf of Purchaser pursuant hereto;
(b)    any breach by Purchaser of, or any failure by Purchaser to perform, any covenant or obligation required to be performed by it pursuant to this Agreement or any Transaction Document, or
(c)    any failure of the Purchaser to perform the Assumed Spontania Liabilities.
8.4    Payment. Until expiration of the Escrow Period, the Purchaser may make a claim against the Acquisition Escrow Amount for indemnification pursuant to this Article VI on the terms and conditions of the Escrow Agreement.
The Parties agrees that no claims shall be made until the aggregate Loss of such claims exceeds €17,500.
8.5    Indemnification for Additional Employee Liabilities In the event any Seller Employee who does not become a Newco Employee makes a claim against Newco or Purchaser that such persons should be Newco Employees or that amounts are owed to them by Newco or Purchaser, then Seller will indemnify, hold harmless and defend, Newco, Purchaser, and any Purchaser Indemnitees for any amounts related to such claims.
8.6    Purchase Price Adjustments. To the extent permitted by Law, any amounts payable under Sections 8.2, 8.3, or 8.5 shall be treated by the Parties as an adjustment to the Purchase Price.

ARTICLE IX
TERMINATION
9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Seller and Purchaser;
(b)    by Purchaser by written notice to Seller, if Purchaser is not then in material breach of any provision of this Agreement, and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Purchaser;
(c)    by Seller by written notice to Purchaser, if Seller is not then in material breach of any provision of this Agreement, and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Purchaser within ten days of Purchaser’s receipt of written notice of such breach from Seller;
(d)    by Purchaser by written notice to Seller if the Spin-Off Transaction is not approved by the Registry and completed by March 31, 2014;
(e)    by Purchaser by written notice to Seller if Seller reasonably expects that the sum of the amounts to be paid by Purchaser (i) as Direct Creditor Payments; (ii) into Creditor Escrows; (iii) as a Release Amount; or (iv) directly to Identified Creditors that are not otherwise paid will exceed the Closing Payment Amount;
(f)    by Purchaser by written notice to Seller if there is a Termination Right pursuant to Section 2.2(b)(iii)(B);
(g)    by Purchaser by written notice to Seller if the Spin-Off Transaction is not completed because the parties cannot resolve any defects in the Public Deed, as contemplated by Section 2.2(d);
(h)    by Purchaser by written notice to Seller if Seller shall take any action to alter the Public Deed or any part of the Spin-Off Transaction without approval of Purchaser; and
(i)    by Purchaser or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
9.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)    as set forth in this Article IX and Article X hereof ; and
(b)    that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof or limit any Party’s legal rights,, including the right of a Party to seek specific performance in accordance with Section 10.12.
ARTICLE X
MISCELLANEOUS
10.1    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and shall not confer any legal or equitable, rights, benefits or remedies of any nature whatsoever upon any Person other than the Parties and their respective successors and permitted assigns.
10.2    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties and supersedes all prior and contemporaneous understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof. In the event of any inconsistency between the statements in the body of this Agreement and (a) those in the other Transaction Documents or (b) the Exhibits and Schedules to this Agreement or the other Transaction Documents, the statements in the body of this Agreement will control
10.3    Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.
10.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Seller may not assign this Agreement or any of his or its rights, interests, or obligations hereunder without prior written approval of Purchaser.
10.5    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6    Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
10.7    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses:

If to Seller:	Dialcom Networks, S.L. Plaza de España, nº 3, 7º-B 50004 – Zaragoza - Spain Facsimile: (+34) 976.21.18.73 E-mail: enrique.dominguez@dialcom.com Attention: Enrique Dominguez. President and CEO
with a copy to:	Exlege Asesores, S.L.P. Paseo de la Habana, nº 16 – 1º. 28036 – Madrid - Spain Facsímile: (+34) 91.563.44.23 E-mail: nrodriguez@exlegeasesores.com Attention: Nicolas Rodriguez
If to Purchaser:	Clearone, Inc. 5225 Wiley Post Way, Suite 500 Salt Lake City, Utah 84116 Facsimile: +1 8013033333 Attention: Zee Hakimoglu, President and CEO
with a copy to (which shall not constitute notice):

Parsons Behle & Latimer
PO Box 45898
Salt Lake City, Utah 84145-0898
Telephone: 801 532 1234
Facsimile: 801 536 6111
E-mail: gmangum@parsonsbehle.com
Attention: Geoff Mangum

Roca Junyent
Jose Abascal, 56, 7th Floor
28003 Madrid Spain
Telephone: +34 91 781 97 60
Facsimile: +34 91 781 97 64
E-mail: p.callol@rocajunyent.com
Attention: Pedro Callol Garcia

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
10.8    Governing Law; Jurisdiction; Service of Process.
(a)    This Agreement shall be governed by and construed in accordance with Spanish Law.
(b)    The Parties agree that all disputes arising in connection with this Agreement, or further documents resulting thereof, shall exclusively be referred to the Courts of Zaragoza, with express waiver of any other jurisdiction that may correspond to any of them.
10.9    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the all the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
10.11    Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, provided, however,. For clarity, it will be the obligation of Seller to satisfy any claims or Liabilities related to any brokerage or success fee, as identified on Section 3.24 of the Disclosure Schedule or that otherwise becomes Sellers obligation. Notary fees in connection with the transactions contemplated by this Agreement will be borne equally by the Parties.
10.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
10.13    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
IN WITNESS WHEREOF, the Parties have executed this Agreement on as of the date first above written.

ClearOne, Inc.
By Name: Zeyneb Hakimoglu Title: President & CEO

Dialcom Networks S.L.
By Name:Enrique Domínguez García Title: President & CEO